Exhibit 5.1

Direct Dial: (503) 419-3002

December 13, 2012

Sarepta Therapeutics, Inc.

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sarepta Therapeutics, Inc., an Oregon corporation (the “Company”), in connection with the registration of the offer and sale of 4,950,495 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3ASR (File No. 333-184807) which was filed and automatically became effective as of November 7, 2012 by the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”).

The offering and sale of the Securities are being made pursuant to the Underwriting Agreement dated December 13, 2012, by and among the Company and Lazard Capital Markets LLC as sole book-running manager, and Cowen and Company, LLC as co-lead manager, and JMP Securities LLC, Wedbush PacGrow Life Sciences and Canaccord Genuity Corp., as co-managers (collectively, the “Underwriters”).

We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Securities, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Sarepta Therapeutics, Inc.

Based on and subject to the foregoing, we are of the opinion that:

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The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the Oregon Business Corporation Act.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance of the Shares and to the reference to our firm in the Prospectus under the heading “Legal Matters.”

Very truly yours, WHITE SUMMERS CAFFEE & JAMES, LLP

By:	/s/ William H. Caffee
William H. Caffee

WHC/kh